Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2011 Results

LOUISVILLE, Ky (August 1, 2011) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 28, 2011.

	Second Quarter			Year to Date
($000’s)	2011	2010	% Change	2011	2010	% Change

Total revenue	279,572	255,162	10	563,357	514,786	9
Income from operations	23,748	23,329	2	53,957	53,435	1
Net income	16,076	15,036	7	35,869	34,277	5
Diluted EPS	$0.22	$0.21	7	$0.49	$0.47	4

Results for the second quarter included:

•                  Comparable restaurant sales increased 4.4% at company restaurants and 3.6% at franchise restaurants;

•                  Three company restaurants opened;

•                  Restaurant margins, as a percentage of restaurant sales, decreased 69 basis points to 18.1%;

•                  Diluted earnings per share increased 7% to $0.22 from $0.21 in the prior year period.

Results year-to-date included:

•                  Comparable restaurant sales increased 4.5% at company restaurants and 3.8% at franchise restaurants;

•                  Five company restaurants opened;

•                  Restaurant margins decreased 79 basis points to 18.7%;

•                  Diluted earnings per share increased 4% to $0.49 from $0.47 in the prior period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We maintained our positive sales momentum through the second quarter generating double digit revenue gains and a seven percent increase in earnings per share. In addition, sales performance at newer restaurants was a highlight as they continued to outpace our system.  We continue to build an increasing pipeline of new locations and expect to open at least 25 restaurants in 2012, a 25% increase over our forecast for this year.  Finally, our cash flow remains healthy, allowing us to not only fund new development internally, but also return capital to shareholders through share repurchases and our second quarterly dividend in July.  We are pleased with our overall progress in an otherwise uncertain environment and we continue to believe Texas Roadhouse is among the best positioned companies in the casual dining sector.”

Outlook for 2011

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of the third quarter of fiscal 2011 increased approximately 3.9% compared to the prior year period.

The Company moderated its current expectation for 2011 diluted earnings per share growth from 5 to 10% to approximately 5% compared to 2010.  This resulted from slightly moderated sales and moderated margin expectations due to higher overall inflationary pressures.  Additionally, this full year 2011 estimate is based, in part, on the following assumptions:

•                  Comparable company restaurant sales growth of 4.0% to 4.5%;

•                  Approximately 20 company restaurant openings;

•                  Food cost inflation of approximately 4.0%; and

•                  Total capital expenditures of $65 to $70 million.

Conference Call

The Company is hosting a conference call today, August 1, 2011, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 286-2317 or (719) 325-2143 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 3919112 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 345 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, such as food and labor, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2011	June 29, 2010	June 28, 2011	June 29, 2010

Revenue:
Restaurant sales	$277,089	$252,835	$558,409	$510,177
Franchise royalties and fees	2,483	2,327	4,948	4,609

Total revenue	279,572	255,162	563,357	514,786

Costs and expenses:
Restaurant operating costs:
Cost of sales	92,266	82,660	185,807	165,459
Labor	82,912	74,497	165,632	149,406
Rent	5,700	5,287	11,357	10,557
Other operating	45,938	42,767	91,219	85,365
Pre-opening	2,196	1,307	4,086	2,412
Depreciation and amortization	10,553	10,262	21,153	20,599
Impairment and closure	20	100	46	258
General and administrative	16,239	14,953	30,100	27,295

Total costs and expenses	255,824	231,833	509,400	461,351

Income from operations	23,748	23,329	53,957	53,435

Interest expense, net	542	704	1,107	1,434
Equity income from investments in unconsolidated affiliates	97	92	200	200

Income before taxes	23,303	22,717	53,050	52,201
Provision for income taxes	6,604	7,049	15,876	16,655

Net income including noncontrolling interests	$16,699	$15,668	$37,174	$35,546
Less: Net income attributable to noncontrolling interests	623	632	1,305	1,269
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$16,076	$15,036	$35,869	$34,277

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.23	$0.21	$0.50	$0.48
Diluted	$0.22	$0.21	$0.49	$0.47

Weighted average shares outstanding:
Basic	71,261	71,471	71,654	71,076
Diluted	72,791	72,961	73,256	72,587

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	26 Weeks Ended
	June 28, 2011	June 29, 2010

Cash flows from operating activities:
Net income including noncontrolling interests	$37,174	$35,546
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	21,153	20,599
Share-based compensation expense	5,733	3,736
Other noncash adjustments	2,075	2,395
Change in working capital	(9,784)	(13,948)
Net cash provided by operating activities	56,351	48,328

Cash flows from investing activities:
Capital expenditures - property and equipment	(29,093)	(17,967)
Proceeds from sale of property and equipment, including insurance proceeds	75	51
Net cash used in investing activities	(29,018)	(17,916)

Cash flows from financing activities:
Repayments of revolving credit facility, net	—	(22,000)
Repurchase shares of common stock	(25,269)	—
Dividends paid	(5,692)	—
Other financing activities	789	4,965
Net cash used in financing activities	(30,172)	(17,035)

Net (decrease) increase in cash and cash equivalents	(2,839)	13,377
Cash and cash equivalents - beginning of year	82,215	46,858
Cash and cash equivalents - end of year	$79,376	$60,235

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	June 28, 2011	December 28, 2010

Cash and cash equivalents	$79,376	$82,215
Other current assets	29,218	31,707
Property and equipment, net	467,378	458,983
Goodwill	111,785	111,785
Intangible assets, net	9,580	10,118
Other assets	10,872	7,993

Total assets	$708,209	$702,801

Current maturities of long-term debt and obligations under capital leases	289	274
Other current liabilities	104,905	111,784
Long-term debt and obligations under capital leases, excluding current maturities	51,757	51,906
Other liabilities	44,813	39,455
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	502,632	496,616
Noncontrolling interests	3,813	2,766

Total liabilities and equity	$708,209	$702,801

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2011	2010	vs LY		2011	2010	vs LY

Restaurant openings
Company	3	1	2		5	4	1
Franchise	0	1	(1)		0	1	(1)
Total	3	2	1		5	5	0

Restaurants open at the end of the quarter
Company	279	264	15
Franchise	71	71	0
Total	350	335	15

Company-owned restaurants
Restaurant sales	$277,089	$252,835	9.6%		$558,409	$510,177	9.5%
Store weeks	3,607	3,432	5.1%		7,175	6,844	4.8%
Comparable restaurant sales growth (1)	4.4%	1.4%			4.5%	0.9%
Average unit volume (2)	$995	$952	4.6%		$2,017	$1,925	4.8%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.3%	32.7%	61	bps	33.3%	32.4%	84	bps
Labor	29.9%	29.5%	46	bps	29.7%	29.3%	38	bps
Rent	2.1%	2.1%	(3	)bps	2.0%	2.1%	(4	)bps
Other operating	16.6%	16.9%	(34	)bps	16.3%	16.7%	(40	)bps
Total	81.9%	81.2%	69	bps	81.3%	80.5%	79	bps

Restaurant margins (3)	18.1%	18.8%	(69	)bps	18.7%	19.5%	(79	)bps

Franchise-owned restaurants
Franchise royalties and fees	$2,483	$2,327	6.7%		$4,948	$4,609	7.4%
Store weeks	923	911	1.3%		1,846	1,821	1.4%
Comparable restaurant sales growth (1)	3.6%	2.0%			3.8%	1.4%
Average unit volume (2)	$981	$951	3.2%		$1,979	$1,919	3.1%

Pre-opening expense	$2,196	$1,307	68.0%		$4,086	$2,412	69.4%

Impairment and closure	$20	$100	NM		$46	$258	NM

Depreciation and amortization	$10,553	$10,262	2.8%		$21,153	$20,599	2.7%
As a % of revenue	3.8%	4.0%	(25	)bps	3.8%	4.0%	(25	)bps

General and administrative expenses	$16,239	$14,953	8.6%		$30,100	$27,295	10.3%
As a % of revenue	5.8%	5.9%	(5	)bps	5.3%	5.3%	4	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

NM - Not meaningful

Amounts may not foot due to rounding.